AMENDMENT TO THE RESTATED

CERTIFICATE OF INCORPORATION

SDL, INC.

a Delaware Corporation

SDL, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of SDL, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that paragraph A of Article 4 of the Company's Restated Certificate of Incorporation shall be amended, subject to stockholder approval, to read in its entirety as follows:

"A. Classes of Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is seventy- one million (71,000,000) shares, consisting of seventy million (70,000,000) shares of Common Stock, with a par value of $0.001 per share, and one million (1,000,000) shares of Preferred Stock, with a par value of $0.001 per share, of which two hundred seventy-one thousand six hundred twenty-eight (271,628) shares are denominated as Series A Preferred Stock, and three hundred thousand (300,000) shares are denominated as Series B Preferred Stock."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SDL, Inc. has caused this certificate to be signed by Donald R. Scifres, its President, and attested by Michael L. Foster, its Secretary, this 14th day of May, 1999.

SDL, INC.

By:   /s/ Donald R. Scifres
Donald R. Scifres
President

ATTEST:

   /s/ Michael L. Foster
Michael L. Foster, Secretary